Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Columbia Liberty Fund Class A, B and C Shares Prospectus and the Class Z Shares Prospectus and in the introduction and under the caption "Independent Accountants/Auditors of the Funds" in the Statement of Additional Information in Post-Effective Amendment Number 131 to the Registration Statement (Form N-1A, No. 2-15184) of Columbia Funds Trust III, and to the incorporation by reference of our report dated November 14, 2003 on the Columbia Liberty Fund included in the 2003 Columbia Liberty Fund Annual Report to Shareholders for the fiscal year ended September 30, 2003.



                                                   /s/Ernst & Young LLP
                                                   ERNST & YOUNG LLP


Boston, Massachusetts
January 26, 2004